EXHIBIT 99.1

[Letterhead of INTERPORE CROSS INTERNATIONAL]

NEWS RELEASE for July XX, 2003 at 4:00 PM EDT

Contact:	Jill Bertotti (Investors)	Richard L. Harrison
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Interpore Cross International
	949-474-4300	949-453-3200
jill@allencaron.com
len@allencaron.com

INTERPORE CROSS REPORTS SECOND QUARTER, SIX-MONTH RESULTS;

REVENUES INCREASE 25 PERCENT IN QUARTER

— Return to Growth in Orthobiologic Products Sales with 14 Percent Increase in Quarter;

Spinal Implant Product Sales Increase 24 Percent —

IRVINE, CA (July XX, 2003)—Interpore Cross International (Nasdaq NM: BONZ) today reported that continued strength in spinal implant product sales, a return to growth in sales of orthobiologic products, and a quarterly royalty payment from DePuy AcroMed of $1.1 million drove second quarter 2003 total revenues to a record $18.4 million, 25 percent higher than total revenues of $14.7 million in the second quarter of 2002.

Net product sales for the quarter ended June 30, 2003 rose to a record $17.3 million, up 18 percent from net product sales of $14.7 million in the same quarter of 2002. Sales of spinal implant products increased by 24 percent to a record $11.1 million in the second quarter of 2003 from $8.9 million in the second quarter of 2002. Sales of orthobiologic products increased by 14 percent to $5.1 million in the second quarter of 2003 from $4.5 million in the second quarter of 2002. Sales of minimally invasive surgery (“M.I.S.”) products decreased by 11 percent to $1,124,000 in the second quarter of 2003 from $1,258,000 in the second quarter of 2002.

Income from operations for the second quarter increased from $904,000, or 6 percent of revenues, in 2002 to $2.4 million, or 13 percent of revenues, in 2003. Net income for the second quarter of 2003 was $2.4 million, or $.13 per diluted share, compared with net income of $651,000, or $.04 per diluted share, for the second quarter of 2002. During the second quarter, the Company revised its estimate of the expected effective tax rate for 2003 from 40 percent to 36 percent of pre-tax earnings. This revision increased second quarter 2003 diluted earnings per share by approximately $.04 per share.

Interpore Cross Chairman and Chief Executive Officer David C. Mercer commented on the second quarter results: “We are very pleased with the progress made in both the orthobiologics and minimally invasive surgery products categories in the second quarter. The sales results for the orthobiologic products category represented a significant turnaround from the trend of declines we experienced in 2002. Sales of INTERGRO® Allograft Products again increased sequentially and were primarily responsible for the growth in orthobiologics product sales. Also, we sold additional ACCESS™ machines into the international markets and placed numerous machines into service in

U.S. hospitals on a consignment basis. Initial feedback from surgeons and distributors has been extremely favorable, and we look forward to the continued roll-out.”

“With regard to our minimally invasive surgery products business, sales for the second quarter fell below the same quarter of 2002, but they were up by 17 percent over the first quarter of this year. We believe this increase resulted from the significant organizational changes initiated in the fourth quarter of 2002 and the hiring of additional direct sales representatives since that time. We believe that this enhanced focus as well as the increased sales representation puts us in position for continued sequential growth through the end of the year.”

Mercer continued, “Once again, the spinal implant products category excelled, posting 24 percent growth for the quarter. Sales of our GEO STRUCTURE™ device grew sequentially over the first quarter of this year, and the ALTIUS™ Posterior Cervical Rod system, while early in its launch, made a nice contribution to sales in the second quarter.”

Total revenues for the six months ended June 30, 2003, which included $1.1 million of royalty income, were $34.2 million, up 20 percent from total revenues of $28.4 million for the same period in 2002. Net product sales for the six months ended June 30, 2003 rose to $33.1 million, up 16 percent from net product sales of $28.4 million for the same period in 2002. Sales of spinal implant products increased by 25 percent to $21.4 million for the six months ended June 30, 2003 from $17.2 million for the same period in 2002. Sales of orthobiologic products increased by 5 percent to $9.6 million for the six months ended June 30, 2003 compared to sales of $9.1 million for the same period in 2002. Sales of M.I.S. products decreased by 1 percent to $2,086,000 in the first half of 2003 from $2,117,000 in the first half of 2002.

Income from operations for the first six months increased from $1.8 million, or 6 percent of revenues, in 2002 to $3.9 million, or 11 percent of revenues, in 2003. Pre-tax income for the first half of 2003 included other income of $15 million paid by DePuy AcroMed in connection with the January 2003 settlement of litigation relating to the company’s spinal implant system patents. Net income for the first half of 2003 was $12.4 million, or $.68 per diluted share, compared with net income of $1.3 million, or $.07 per diluted share, for the first half of 2002.

As previously announced, the company is conducting a conference call to review the financial results today at 4:30 PM EDT (Eastern). Audio access to the conference call will be available through a live webcast via a link provided in the Investor Relations/Events section of Interpore Cross’ website at www.interpore.com. The webcast of Interpore Cross’ conference call will also be available for thirty days by accessing the same link.

About Interpore Cross International

Interpore Cross International is an independent public medical device company focused on providing innovative products for spinal surgery. The company designs, manufactures and markets spinal implant devices and orthobiologic products as well as instruments that facilitate minimally invasive surgery. Interpore Cross’ products are used by orthopedic surgeons and neurosurgeons around the globe in a wide range of applications.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to expectations for product sales growth and other statements that relate to the intent, belief, plans or expectations of the company or its management, or that are not a statement of historical fact. Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially from expected results, including the company’s inability to launch its new product offerings or generate expected sales of such products, obsolescence or inability of our existing products to effectively compete, lack of growth in sales of M.I.S. products, the failure of the organizational changes to the M.I.S. products business to provide the anticipated efficiencies and profitability and an inability of new products to achieve sufficient penetration in the company’s international markets.

Additional factors that could cause the company’s actual results to differ materially are discussed in the company’s recent filings with the Securities and Exchange Commission. Interpore Cross disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

- TABLE FOLLOWS-

03-14

INTERPORE CROSS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003

Net product sales	$14,663	$17,318	$28,449	$33,125
Royalty income	—	1,064	—	1,064

Total revenues	14,663	18,382	28,449	34,189

Cost of goods sold	4,125	5,198	7,837	9,674

Gross profit	10,538	13,184	20,612	24,515

Operating expenses:
Research and development	2,066	2,317	3,979	4,361
Selling and marketing	5,956	6,815	11,309	12,883
General and administrative	1,612	1,619	3,531	3,384

Total operating expenses	9,634	10,751	18,819	20,628

Income from operations	904	2,433	1,793	3,887
Interest and other income, net	155	241	314	15,493

Income before taxes	1,059	2,674	2,107	19,380
Income tax provision	408	294	811	6,977

Net income	$651	$2,380	$1,296	$12,403

Net income per share:
Basic	$.04	$.14	$.08	$.71
Diluted	$.04	$.13	$.07	$.68

Shares used in computing net income per share:
Basic	17,245	17,405	17,187	17,420
Diluted	18,197	18,510	18,252	18,118

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
			Dec. 31, 2002	June 30, 2003

Assets
Cash and short-term investments			$1,810	$10,470
Accounts receivable, net			12,632	12,736
Inventory			31,995	33,043
Other current assets			3,638	4,857

Total current assets			50,075	61,106
Property, plant and equipment, net			3,410	3,294
Other assets			23,757	24,539

Total assets			$77,242	$88,939

Liabilities & Stockholders’ Equity
Current liabilities			$6,208	$8,439
Long-term debt			5,818	—
Stockholders’ equity			65,216	80,500

Total liabilities & stockholders’ equity			$77,242	$88,939

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